Exhibit 99.1

News Release	TRW Automotive 12001 Tech Center Drive Livonia, MI 48150

Investor Relations Contact: Mark Oswald (734) 855-3140
TRW Board of Directors Appoints John C. Plant as Chairman of the Board
LIVONIA, MICHIGAN, February 16, 2011 — TRW Automotive Holdings Corp. (NYSE: TRW) today announced that president and chief executive officer John C. Plant has been appointed to the additional post of chairman of the board, effective immediately. Mr. Plant has held the position of president and chief executive officer and has been serving as a member of TRW’s board since 2003.
Mr. Plant replaces Neil P. Simpkins, senior managing director of The Blackstone Group (“Blackstone”), who resigned as chairman, but will remain on the board of directors and assume the newly created position of lead director. Mr. Simpkins was appointed chairman of the board in 2003 at the time of Blackstone’s majority purchase of the Company. Given Blackstone’s reduced ownership position, the board of directors agreed that the timing for this transition was appropriate.
“I am pleased and honored to assume the additional responsibilities as board chairman,” said John C. Plant. “I thank Neil for his contributions and leadership over the years, which will continue in his new role as lead director”.
About TRW
With 2009 sales of $11.6 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, operates in 26 countries and employs over 60,000 people worldwide.
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